Exhibit 3.2

OSISKO GOLD ROYALTIES LTD

Bought Public Offering of Common Shares

Term Sheet	March 17, 2022

An amended and restated preliminary short form prospectus containing important information relating to the securities described in this document has not yet been filed with the securities regulatory authorities in each of the provinces of Canada. A copy of the amended and restated preliminary short form prospectus is required to be delivered to any investor that received this document and expressed an interest in acquiring the securities. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

Copies of the amended and restated preliminary short form prospectus may be obtained from Eight Capital at ecm@viiicapital.com or from RBC Capital Markets at ecmg@rbccm.com

Issuer:	Osisko Gold Royalties Ltd (the “Company”)

Issue:	18,600,000 common shares in the capital of the Company (the “Shares”)

Issue Price:	US$13.45 per Share (the “Issue Price”)

Issue Size:	US$250,170,000

Underwriters’ Option:	The Company has granted the Underwriters an option to purchase up to an additional 15% of the Shares, at the Issue Price, exercisable in whole or in part at any time for a period of 30 days after and including the Closing Date.

Use of Proceeds:	The net proceeds of the Offering will be used for general corporate purposes, including funding resource royalty and stream acquisitions, the potential repayment, from time to time, of amounts drawn under the Company’s revolving credit facility and other corporate development opportunities.

Form of Underwriting:	Bought deal, subject to termination clauses including “material adverse change” out, “regulatory out”, “disaster” out, and “breach” out.

Form of Offering:

Public offering in all provinces of Canada by way of short form prospectus, and in the United States pursuant to a registration statement under the Multijurisdictional Disclosure System.

The Offering will also be made available to offshore investors pursuant to relevant prospectus or registration exemptions in accordance with applicable laws.

Listing:	The Company’s Shares trade on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “OR”. Completion of the Offering is conditional upon the listing of the Shares on the TSX and NYSE.

Eligibility:	The Shares will be qualified investments under the Income Tax Act (Canada) for registered accounts.

Underwriters:	Eight Capital and RBC Capital Markets, as co-lead underwriters and joint bookrunners, together with a syndicate to be formed in consultation with the Company

Commission:	4% cash commission

Closing Date:	On or about March 31, 2022

OSISKO GOLD ROYALTIES LTD

Bought Public Offering of Common Shares

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates that has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get any of these documents (in the case of the amended and restated preliminary short form prospectus, after a receipt has been issued therefore) for free by visiting EDGAR on the SEC website at www.sec.gov or via SEDAR at www.sedar.com. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the amended and restated preliminary short form prospectus (and any amendment thereto) if you request such documents from Eight Capital by calling (647) 484-8277 or by email at ecm@eightcapital.com.

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